United States
Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2007
Lodgian, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-14537	52-2093696
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation or organization)
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326
(Address of Principal Executive Offices)
(Zip Code)
(404) 364-9400
(Registrant’s telephone number, including area code)
NONE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On December 20, 2007, Lodgian, Inc. (the “Company”) approved a plan for the sale to third party buyers of nine hotels owned by the Company, in addition to the three hotels that were already held for sale and classified as discontinued operations as of that date. The additional nine hotels identified for sale are as follows:
Crowne Plaza — Worcester, MA
Hilton — Troy, MI
Holiday Inn — Towson, MD
Holiday Inn — East Hartford, CT
Holiday Inn — Frisco, CO
Holiday Inn — Glen Burnie, MD
Holiday Inn — Phoenix, AZ
Holiday Inn Select — Windsor, Ontario Canada
French Quarter Suites — Memphis, TN
The Company has evaluated each of these nine hotels to determine whether impairment or other charges are required to be recognized under generally accepted accounting principles. Based on this evaluation, and the comparison of the net book values to the estimated selling prices of the hotels, the Company expects to recognize an impairment charge in connection with the disposition of these properties of approximately $6 million. The impairment charge relates to three of the nine hotels identified above. Six of the nine hotels are expected to generate proceeds greater than their net book values.
The Company will recognize the asset impairment charge in the fourth quarter of 2007.
Item 2.06 Material Impairments.
See Item 2.05 above.
Item 7.01 Regulation FD Disclosure.
This Current Report on Form 8-K is being furnished to disclose the press release issued by the Company on December 27, 2007.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press Release, dated December 27, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Lodgian, Inc.
By:	/s/ Daniel E. Ellis
Daniel E. Ellis
Senior Vice President, General Counsel and Secretary

Dated: December 27, 2007

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release, dated December 27, 2007

4